                                                                     EXHIBIT 4.5

                          THE LEARNING COMPANY, INC.,

                                  MATTEL, INC.

                                      AND

                      STATE STREET BANK AND TRUST COMPANY,
                                   as Trustee

                         SECOND SUPPLEMENTAL INDENTURE
                            Dated as of May 13, 1999

                                       to

                                   INDENTURE
                          Dated as of October 16, 1995

  SECOND SUPPLEMENTAL INDENTURE dated as of May 13, 1999, among THE LEARNING COMPANY, INC., a Delaware corporation (the "Company"), MATTEL, INC., a Delaware corporation ("Mattel"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation (the "Trustee"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Indenture referenced below.

                             W I T N E S S E T H :

  WHEREAS, the Company (under its former name, SoftKey International Inc.) and the Trustee have heretofore executed and delivered a certain Indenture, dated as of October 16, 1995, and a First Supplemental Indenture, dated as of November 22, 1995 (as so amended, the "Indenture"), relating to the Company's 5 1/2% Senior Convertible Notes Due 2000 (the "Notes");

  WHEREAS, the Company and Mattel have heretofore executed and delivered a certain Agreement and Plan of Merger, dated as of December 13, 1999 (the "Merger Agreement"), pursuant to which the Company will be merged (the "Merger") with and into Mattel, with Mattel as the surviving corporation;

  WHEREAS, pursuant to the Merger Agreement, upon consummation of the Merger, each issued and outstanding share of common stock of the Company (the "Common Stock") will be converted into and represent the right to receive 1.2 shares of common stock of Mattel;

  WHEREAS, Section 12.1 of the Indenture permits the Company to merge with or into another corporation if certain terms and conditions are satisfied;

  WHEREAS, Section 12.2 of the Indenture provides that in case of any such merger and upon the assumption by the Successor Company, by supplemental indenture, of the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company, such Successor Company shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Indenture as the party of the first part, and that the person named as the "Company" in the first paragraph of the Indenture may be dissolved, wound up and liquidated at any time thereafter and shall be released from its liabilities as obligor and maker of the Notes and from its obligations under the Indenture;

  WHEREAS, Section 15.6 of the Indenture provides that upon any merger of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property and assets (including cash) with respect to or in exchange for such Common Stock, then the successor corporation shall execute with the Trustee a supplemental indenture providing that such Note shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such merger by a holder of a number of shares of Common Stock issuable upon conversion of such Notes immediately prior to such merger, and that such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in
Article XV of the Indenture;

  WHEREAS, Section 11.1(c) of the Indenture provides, among other things, that, without the consent of the holders of the Notes, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture to evidence the succession of another person to the Company, or successive successions, and the assumption by the Successor Company of the covenants, agreements and obligations of the Company pursuant to Article XII of the Indenture;

  WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a Board Resolution of the Company, by resolutions adopted by the board of directors of Mattel, and by the Trustee; and

  WHEREAS, all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

  NOW, THEREFORE, each party, intending to be legally bound hereby, agrees as follows for the benefit of the other parties and for the equal and ratable benefit of all holders of the Notes:

                                   ARTICLE I

                           ASSUMPTION OF OBLIGATIONS

  SECTION 1.1. Mattel hereby assumes, as of the Effective Time, all the obligations of the Company under the Indenture and the Notes, including, but not limited to, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company.

                                   ARTICLE II

                                   AMENDMENTS

  SECTION 2.1. The following definition shall be added to Section 1.1 of the Indenture, after the definition of "DWAC":

  "Effective Time" has the meaning ascribed to it in that certain Agreement and Plan of Merger, dated as of December 13, 1998, between Mattel, Inc. and The Learning Company, Inc.

  SECTION 2.2. All references to "SoftKey International Inc." contained in the Indenture (including any exhibit, annex or attachment thereto, but excluding the signature page) and relating to any time period subsequent to the Effective Time, are hereby deleted and references to Mattel, Inc. are inserted in lieu thereof.

  SECTION 2.3. Section 15.1 of the Indenture is hereby amended by deleting
Section 15.1 in its entirety and substituting the following:

  "Section 15.1 Right to Convert. Subject to and upon compliance with the provisions of this Indenture, the holder of any Note shall have the right, at his option, at any time after 60 days following the latest date of original issuance of the Notes and prior to the close of business on November 1, 2000 (except that, with respect to any Note or portion of a Note which shall be called for redemption or delivered for repurchase, such right shall terminate, except as provided in the fourth paragraph of Section 15.2, at the close of business on the last Trading Day prior to the date fixed for redemption of such Note or portion of a Note unless the Company shall default in payment due upon redemption thereof) to convert the principal amount of any such Note, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into that number of fully paid and nonassessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing the principal amount of the Note or portion thereof surrendered for conversion by the Conversion Price in effect at such time and multiplying the resulting number of shares by 1.2, by surrender of the Note so to be converted in whole or in part in the manner provided in Section 15.2. A holder of Notes is not entitled to any rights of a holder of Common Stock until such holder has converted his Notes to Common Stock, and only to the extent such Notes are deemed to have been converted to Common Stock under this Article XV."

  SECTION 2.4. The first paragraph of Section 16.4 of the Indenture is hereby amended by deleting the phrase "SoftKey International Inc., One Atheneaum Street, Cambridge, MA 02142," in its entirety and substituting the phrase "Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245,".

                                  ARTICLE III

                                 MISCELLANEOUS

  SECTION 3.1. Except to the extent specifically provided therein, no provision of this Second Supplemental Indenture or any future supplemental indenture is intended to modify, and the parties do hereby adopt and confirm, the provisions of Section 318(c) of the Trust Indenture Act of 1939, as amended, which amend and supersede provisions of the Indenture, as amended by this Second Supplemental Indenture.

  SECTION 3.2. Nothing in this Second Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Second Supplemental Indenture.

  SECTION 3.3. This Second Supplemental Indenture shall be deemed to be a contract made under the substantive laws of New York and for all purposes shall be construed in accordance with the substantive laws of New York without regard to the principles of conflicts of laws.

  SECTION 3.4. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

  SECTION 3.5. Except as expressly modified hereby, all the provisions of the Indenture are and shall continue to be in full force and effect. Each reference in the Indenture to "this Indenture", "hereunder", "hereof" and words of like import referring to the Indenture and each reference in any other transaction document relating to the Indenture shall mean the Indenture as amended hereby.

  SECTION 3.6. This Second Supplemental Indenture shall become a legally effective and binding instrument upon the later of (i) execution and delivery hereof by all parties hereto and (ii) the Effective Time.

                            [signature page follows]

  IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested all as of the day and year first above written.

                                          THE LEARNING COMPANY, INC.

                                                  /s/ R. Scott Murray
                                          By __________________________________

                                          Name: R. Scott Murray

                                          Title: Executive Vice President and
                                               Chief Financial Officer

Attest:

       /s/ Kathryn Leach
_____________________________________

                                          MATTEL, INC.

                                                    /s/ Ned Mansour
                                          By __________________________________

                                          Name: Ned Mansour

                                          Title: President, Corporate
                                           Operations

Attest:

     /s/ Linda B. Jankovic
_____________________________________

                                          STATE STREET BANK AND
                                          TRUST COMPANY,
                                          as Trustee

                                                  /s/ Laura S. Cawley
                                          By __________________________________

                                          Name: Laura S. Cawley

                                          Title: Assistant Vice President

Attest:

       /s/ James Mogavero
_____________________________________